ATTACHMENT ONE



                      ATTACHMENT FOR ITEM 77K OF FORM N-SAR

                   CHANGES IN REGISTRANT'S CERTIFYING ACCOUNT



         On June 26, 2001, PricewaterhouseCoopers LLP ("PwC") resigned as the independent accountant for Millennium Growth Fund and Millennium Growth & Income Fund (the "Funds"), each a series of Millennium Funds, Inc. (the "Company"). On July 12, 2001, the Company retained McCurdy & Associates CPA's, Inc. ("McCurdy") as the independent accountants for the Funds. The retention of McCurdy as the independent accountants of the Funds has been approved by the Company's Audit Committee and Board of Directors.

         Millennium Growth Fund commenced operations on July 16, 1997 and Millennium Growth & Income Fund commenced operations on June 26, 1998. PwC was initially appointed independent accountants for the Funds on May 16, 2000. In connection with the audit of the year ended June 30, 2000 and for the period through the date of PwC's resignation, the Funds had no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to PwC's satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement. Further, the audit reportof PwC on the financial statements of the Funds for the year ended June 30, 2000 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

         A letter from PwC follows as Attachment Two.

                                [PWC LETTERHEAD]


August XX, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C. 20549



Commissioners:

We have read the statement made by Millennium Funds, Inc. (copy attached) which we understand will be filed with the Commission pursuant to Item 77K of Form N-SAR. We agree with the statements concerning our firm contained therein.



Very truly yours,



--------------------------
PricewaterhouseCoopers LLP



cc:      Mr. Ronald Hirsch
           Treasurer, Millennium Funds, Inc.